ACES WIRED COMPLETES PRIVATE PLACEMENT

Dallas, TX, October 11, 2006 - Aces Wired, Inc. announced today that it has completed a $8.1 million private equity financing. In the private placement, Aces Wired sold 1,612,000 shares of convertible preferred stock to institutional investors and certain private investors for gross proceeds of $8.1 million, including $2 million from Gordon Graves, Chairman of the Board of Aces Wired. Each share of preferred stock is convertible into one share of common stock of Aces Wired. Investors of the offering have also been granted an option to purchase up to an additional 322,400 shares at $5.00 per share.

The shares of convertible preferred stock issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission for the resale of the common stock as soon as reasonably practicable after closing.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Aces Wired, Inc.
Aces Wired is a gaming and recreation company that operates Ace Amusement Gaming Centers, entertainment venues where patrons play amusement games that utilize a proprietary player card system that rewards players with points redeemable for non-cash merchandise prizes at participating merchants. The Company currently operates approximately 150 Amusement-With-Prize game machines in five amusement centers throughout Texas. It also distributes games and related equipment to more than 50% of the approximately 1,300 charity bingo licensees throughout Texas.

Certain of the statements contained herein may be statements of future expectations and other forward-looking statements that are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. In addition to statements which are forward-looking by reason of context, the words ‘may, will, should, expects, plans, intends, anticipates, believes, estimates, predicts, potential, or continue’ and similar expressions identify forward-looking statements.

Actual results, performance or events may differ materially from those in such statements due to, without limitation, general economic conditions, economic conditions within our industry and our markets, changes in interest rates, changes in laws and regulations or in their enforcement, the impact of acquisitions, and general competitive factors, in each case on a local, regional, or national basis. The matters discussed herein may also involve risks and uncertainties described from time to time in our filings with the U.S. Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained herein.

CONTACT:
Chris Domijan, Executive Vice President and Chief Financial Officer
972-234-5620
or
Don Duffy, Integrated Corporate Relations
203-682-8200